Exhibit 99.3

ADOPTION AGREEMENT

December 23, 2013

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Randal Nardone

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention: Jordan B. Savitch

Ladies and Gentlemen:

Reference is made to the Exchange Agreement (the “Exchange Agreement”) dated January 16, 2013, by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and FIF V PFP LLC, a Delaware limited liability company (the “Holder” and together with such other parties as may become a party to the Exchange Agreement pursuant to an Adoption Agreement as provided in the Exchange Agreement, collectively the “Holders”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Exchange Agreement.

1.	Joinder. The undersigned hereto hereby agrees to become bound by the terms, obligations, conditions and other provisions of the Exchange Agreement as a Holder, with all attendant rights, duties and obligations stated therein applicable to a Holder, with the same force and effect as if originally named as a party thereto and as if such party executed the Exchange Agreement on the date thereof.

2.	Representations, Warranties and Agreements of the Undersigned. The undersigned represents and warrants to, and agrees with, the Company and each of the Holders on and as of the date hereof that the undersigned (i) if an individual, is of legal age to execute this letter agreement and is legally competent to do so and (ii) if not an individual, has the corporate, limited liability company, limited partnership or other power, as the case may be, to execute and deliver this letter agreement and all corporate, limited liability company, limited partnership or other action, as the case may be, required to be taken by it for the due and proper authorization, execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby has been duly and validly taken; this letter agreement has been duly authorized, executed and delivered by the undersigned and constitutes a valid and legally binding agreement of the undersigned enforceable against the undersigned in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

3.	Governing Law; Consent to Jurisdiction. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. For the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter agreement, each party irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the event there is no subject matter jurisdiction over this dispute in federal court, then to the jurisdiction of the Court of Common Pleas of Berks County. Each party agrees to commence any suit, action or proceeding between any of the parties hereto arising out of this letter agreement or any transaction contemplated hereby in the United States District Court for the Eastern District of Pennsylvania, and, in the event such suit, action or other proceeding may not be brought in federal court, then each party agrees to commence such suit, action or proceeding in the Court of Common Pleas of Berks County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this letter agreement or any transaction contemplated hereby in (i) the United States District Court for the Eastern District of Pennsylvania, and in (ii) the Court of Common Pleas of Berks County. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any such suit, action or proceeding has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding, whether under this letter agreement or the Exchange Agreement, by the mailing of copies thereof by registered mail to such party at its address set forth in this letter agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 3 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 3 shall not constitute a general consent to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this Section 3. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

4.	Counterparts. This letter agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.	Amendments. No modification, alteration, waiver or change in any of the terms of this letter agreement shall be valid or binding upon the parties unless made in writing and duly executed by the parties.

This letter agreement and the Exchange Agreement shall constitute a binding agreement among the Company, the Holders and the undersigned, enforceable by the Company, the Holders and the undersigned in accordance with their respective terms.

Very truly yours,

FORTRESS INVESTMENT FUND V (GLPI SisterCo A) LP
FORTRESS INVESTMENT FUND V (GLPI SisterCo D) LP
FORTRESS INVESTMENT FUND V (GLPI SisterCo E) LP
FORTRESS INVESTMENT FUND V (Coinvestment GLPI SisterCo A) LP
FORTRESS INVESTMENT FUND V (Coinvestment GLPI SisterCo D) LP

By:	Fortress Fund V GP L.P.,
the general partner of the foregoing entities

	By:	Fortress Fund V GP Holdings Ltd.,
its general partner

	By:	/s/ John Morrissey
	Name:	John Morrissey
	Title:	Chief Financial Officer

Adoption Agreement

FORTRESS INVESTMENT FUND V (GLPI SisterCo B) LP
FORTRESS INVESTMENT FUND V (GLPI SisterCo C) LP
FORTRESS INVESTMENT FUND V (GLPI SisterCo F) LP
FORTRESS INVESTMENT FUND V (Coinvestment GLPI SisterCo B) LP
FORTRESS INVESTMENT FUND V (Coinvestment GLPI SisterCo C) LP
FORTRESS INVESTMENT FUND V (Coinvestment GLPI SisterCo F) LP

By:	Fortress Fund V GP (BCF) L.P.,
the general partner of the foregoing entities

	By:	Fortress Fund V GP (BCF) Holdings Ltd.,
its general partner

	By:	/s/ John Morrissey
	Name:	John Morrissey
	Title:	Chief Financial Officer

Accepted and agreed

this 20th day of December, 2013

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolitio
Title:	VP & Secretary & Treasurer

Adoption Agreement